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                                                                    EXHIBIT 10.5

                             SEPARATION AGREEMENT

     THIS AGREEMENT is made this 30th day of April, 2000, by and between FOCUS Enhancements, Inc., A Delaware Corporation, hereinafter referred to as the "Company", and Gary M. Cebula, hereinafter referred to as "Employee".

     RECITALS:

     WHEREAS, on or about May 4, 1998, Company and Employee entered into an employment agreement, which was subsequently amended on March 1, 1999 (collectively, the "Employment Contract"); and

     WHEREAS, Employee and Company have mutually agreed to sever the employment relationship; and

     WHEREAS, Employee and Company now desire to avoid any disputes or differences regarding any prospective claims which may be asserted by Employee regarding any entitlement to continuation of his employment with the Company;

     NOW, THEREFORE, in consideration of the above recitals, which are incorporated herein by this reference, and in further consideration of the covenants, promises and conditions hereinafter set forth, Employee and Company agree as follows:

1. Employee's employment with the Company shall be considered as and was terminated effective April 30, 2000 ("Termination Date"). As of the Termination Date, the Employment Contract shall be considered terminated by Employee. Notwithstanding anything to the contrary herein, any of Employee's obligations which by their nature extend beyond termination shall survive termination and remain fully effective.

2. On the Termination Date, Company delivered to Employee all of the remuneration, including salary earned and owed to Employee, less appropriate withholdings, through such date. As further consideration, Company agrees to continue to pay Employee eight thousand three hundred thirty three dollars thirty three cents ($8,333.33) per month payable no later than the fifteenth day of each calendar month beginning May 1, 2000 and ending on December 31, 2000. If payment is not transmitted to Employee within fifteen (15) days following the fifteenth day of the calendar month for which the compensation is owed, Company agrees to accelerate all remaining payments to Employee in lump sum.

3. The Company agrees to reimburse Employee for COBRA expenses until the earlier of (i) Employee accepts employment with, or retained as a consultant by, another company, or (ii) December 31, 2000.

4. All currently unvested options of Employee, totaling 69,999 options, shall immediately vested and become exercisable.

5. Employee acknowledges his continuing duties to maintain Company's confidential information pursuant to an Employment Agreement executed between the parties as well as those obligations conferred by the Employee Manuals in effect during Employees employment, and further expressly agrees that he/she will keep in confidence and trust any
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     proprietary information of the Company, which includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, source code, object code, masterworks, master data bases, algorithms, flowcharts, formulae, circuits, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or costs or other financial data concerning any of the foregoing or the Company and its operations, generally. Employee further agrees not to use or disclose to any third party any such information without the prior written consent of the President of the Company. Employee agrees that the herein covenant of confidentiality is a material part of this Agreement.

6. Except with respect to issues related to pending class action litigation in which Employee is a named defendant and except as expressly provided herein to the contrary, each party hereto, on behalf of itself and its respective servants, agents, representatives, attorneys, insurers, predecessors, successors, administrators, trustees, affiliated and related entities, assignors and assignees, officers, directors, shareholders and employees, and each of them, releases the other party hereto and its respective servants, agents, representatives, attorneys, insurers, predecessors, successors, administrators, trustees, affiliated and related entities, assignors and assignees, officers, directors, shareholders and employees, and each of them, from any and all claims, demands, expenses, losses, causes of action, liabilities, obligations, damages, liens and/or liabilities of any kind or nature whatsoever, arising out of or related to Employee's employment with the Company, the negotiations preceding such employment, and any and all facts, events or circumstances related thereto. In addition, Employee agrees not to instigate, participate in, or otherwise cause a negative action to exist against Company, it officers or directors, including, but not limited to, judicial actions, administrative actions, or message boards relating to Company.

7. From the date he receives this Agreement, Employee has twenty-two (22) days to consider it. Should he decide to sign the Agreement, he has seven (7) days following the signing to revoke the Agreement, and the Agreement will not become effective and enforceable until that seven (7) day revocation period has expired. Should Employee either decide not to sign this Agreement or should he sign it and elect to revoke it during the seven (7) day period, then this Agreement shall be null and void.

8. Employee further states that all property supplied by Company or otherwise the property of Company including, but not limited to, notes, books, engineering records, sales records, correspondence, drawings, models, samples, tools, machinery, equipment (including computers), and any other written, graphical or electromagnetic records in the possession or under the control of Employee relating to the business, products or projects of Company and/or to any inventions or other confidential information and/or property of Company have been delivered to Company without retaining any copies.

9. Employee understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, which existed before the execution of this Agreement, including, but not limited to, any claims in tort or contract related to Employee's employment or to any acts or omissions of the Company involving Employee.
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10.  The parties agree that the terms and provisions of this agreement shall remain confidential, and each party hereto shall use their best efforts to preserve such confidentiality.

11. The parties hereby agree that in any legal action or proceeding instituted to enforce the terms of this Agreement, to seek a declaration of rights in conjunction herewith, or otherwise relating to or arising out of this Agreement, whether in tort or in contract, the prevailing or successful party shall be entitled to recovery of its reasonable attorneys' fees, costs, and other expenses, notwithstanding whether the action or proceeding proceeds to trial or hearing.

12. Each party acknowledges and assumes the risk that damages presently known may become progressive, greater or more serious than is now known, expected or anticipated. It is the intent of the parties to fully, finally and forever settle and release all matters referenced in the Agreement, which they have against the other.

13. This Agreement represents and contains the entire agreement and understanding among parties hereto with respect to the subject matter of this Agreement, and supersedes any and all prior oral and written agreements and understandings. The foregoing notwithstanding, the obligations that Employee undertook in his Employment Agreement shall survive this Agreement. This Agreement may not be amended or modified except by an agreement in writing signed by the party against whom the enforcement of any modification or amendment is sought. No representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter hereof shall be relied upon by the parties unless incorporated herein.

     Each party to the Agreement represents that it has executed this Agreement voluntarily and declares, warrants and represents that no promises, inducements, or other agreements not expressly contained and set forth in this Agreement have been made, and further, that the terms of this Agreement are contractual and not merely a recital, and shall be construed and enforced as such.

14. Each party hereto has been specifically advised of its right to counsel in conjunction with the negotiation and formulation of this Agreement, and, accordingly, this Agreement shall be construed as if negotiated and drafted jointly by each of the parties hereto, and shall be interpreted and construed accordingly.

     Each of the parties to this Agreement, and/or their attorneys and representatives, agree to execute any and all documents necessary to effectuate the terms, conditions and purposes of this Agreement.

15. In the event that one or more of the provisions, or portions thereof, of this Agreement is determined to be illegal or unenforceable, the remainder of this Agreement shall not be affected thereby and each remaining provision or portion thereof shall continue to be valid and effective and shall be enforceable to the fullest extent permitted by law.

16. This Agreement shall bind and inure to the benefit of each party and each party's agents, representatives, successors, heirs and assigns.
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17.  This Agreement may be executed in any number or counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed one and the same instrument.

18. This Agreement is the result of a compromise and settlement of claims presently asserted or potentially assertable by Employee and Company, and the consideration paid and received therefore is not to be construed as an admission of any obligation or liability by any party hereto or by persons not a part of this Agreement.

19. Notwithstanding any other provision of this Agreement, each party hereto, as a part of the consideration for this Agreement, agrees that any controversy or claim arising out of this agreement or a breach thereof shall, on written request or either party served on the other, be submitted to binding arbitration. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The parties shall each appoint one person to hear and determine the dispute, and if they shall be unable to agree, then the two persons so chosen shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties. The cost of such arbitration shall be borne by the losing party, or in such proportions as the arbitrators shall decide. Arbitration shall take place in Boston, Massachusetts and shall be conducted in accordance with the Rules of the American Arbitration Association.

20. Employee has been advised to seek independent legal review and advice concerning this Agreement, and to the extent he/she deems necessary or advisable, has done so.

     Each party warrants and represents that this Agreement is executed by individuals or entities on its behalf by a duly authorized partner, officer or representative.

"Company"                               "Employee"
FOCUS Enhancements, Inc.                Gary M. Cebula


By:  /s/ William B. Coldrick            By:  /s/ Gary M. Cebula
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Printed: William B. Coldrick            Printed: Gary M. Cebula
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Vice Chairman of the Board
Date: April ____, 2000                  Date: 5-1-00
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                               CONSENT OF SPOUSE
                               -----------------

I acknowledge that I have read the foregoing Separation Agreement and that I know its contents. I am aware that by its provisions my spouse has released all claims against Focus Enhancements, Inc., including any community interest therein. I hereby consent to such release, approve of the provisions of the Agreement, and agree that I will not act in contravention of any of the terms therein.



By: /s/ Carolyn Cebula                  Dated: 5-1-00
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